EXECUTION COPY


                              AMENDMENT NO. 2, dated as of
                         December 3, 1998, to the Rights
                         Agreement dated as of October 16, 1987,
                         and amended as of October 15, 1997 (as
                         amended, the "Rights Agreement"),
                         between HOMESTAKE MINING COMPANY, a
                         Delaware corporation (the "Company"),
                         and BANKBOSTON N.A., a national banking
                         association, as successor to BANK OF
                         AMERICA NATIONAL TRUST AND SAVINGS
                         ASSOCIATION, a national banking
                         corporation, as Rights Agent (the
                         "Rights Agent").


          WHEREAS the Board of Directors of Homestake Canada Inc., an Ontario corporation ("HCI"), has authorized the issuance of one right (as such number may be adjusted from time to time) for each Exchangeable Share of HCI (the "HCI Exchangeable Shares"), each right initially representing the right to purchase one HCI Exchangeable Share (the "HCI Rights");

          WHEREAS, as provided in the Arrangement Agreement dated as of September 28, 1998, among Prime Resources Group Inc., Homestake Canada Holdings Company, the Company and HCI (the "Arrangement Agreement"), the HCI Rights are intended to provide rights to acquire additional HCI Exchangeable Shares (or in certain circumstances other securities) on terms substantially the same as the rights issued under the Rights Agreement confer the right to acquire shares of common stock of the Company or preferred stock of the Company that is essentially the economic equivalent of common stock of the Company (or in certain circumstances other securities); and

          WHEREAS pursuant to Section 26 of the Rights
Agreement the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.


          NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable


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consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Rights Agent agree as follows:

                           ARTICLE I

              Amendments to the Rights Agreement

          SECTION 1.01. The definitions of "Acquiring Person", "Beneficial Owner" and "Book Value" in Section 1 of the Rights Agreement are hereby amended, effective as of the date of this Amendment, by deleting the text of such definitions in their entireties and by replacing each of them with the following:

          "Acquiring Person" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of Common Shares representing more than 15% of the aggregate number of Common Shares and HCI Exchangeable Shares then outstanding but shall not include (a) the Company, any Subsidiary of the Company, any employee benefit or compensation plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares or HCI Exchangeable Shares for or pursuant to the terms of any such employee benefit or compensation plan, (b) the holder of the Homestake Special Voting Stock or (c) any such Person who has become and is such a Beneficial Owner solely because (i) of a change in the aggregate number of Common Shares or HCI Exchangeable Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or HCI Exchangeable Shares or (ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (x) cause such Beneficial Ownership to exceed 15% of the aggregate number of Common Shares and HCI Exchangeable Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company or HCI that are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur. Notwithstanding clause (c)(ii) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (c)(ii) does not reduce its percentage of Beneficial Ownership of Common Shares and HCI Exchangeable Shares to 15% or less by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares or HCI Exchangeable Shares or any combination thereof so exceeds 15%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (c)(ii) shall no


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longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors of the Company, acting by a vote of those directors of the Company whose approval would be required to redeem the Rights under Section 24.

          A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own", and shall be deemed to have "Beneficial Ownership" of, any securities:

          (i) which such Person or any of such Person's
     Affiliates or Associates is deemed to "beneficially own" within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Rights Agreement;

          (ii) which such Person or any of such Person's Affiliates or Associates has: (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exchange or retraction of HCI Exchangeable Shares, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights or the HCI Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed under this clause (A) the Beneficial Owner of, or to beneficially own, or to have Beneficial Ownership of, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder or cease to be subject to withdrawal by the tendering security holder; or (B) the right to vote pursuant to any agreement, arrangement or understanding (written or oral); provided, however, that a Person shall not be deemed under this clause (B) the Beneficial Owner of, or to beneficially own, or to have Beneficial Ownership of, any security if
     (1) the agreement, arrangement or understanding (written or oral) to vote such security arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made generally to all holders of Common Stock or HCI Exchangeable Shares pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (2) the beneficial ownership of such security is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or


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          (iii) which are beneficially owned, directly or
     indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy or consent as described in clause (ii)(B) of this definition) or disposing of any securities of the Company or of HCI.

Notwithstanding the foregoing, nothing contained in this definition shall cause a Person ordinarily engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own" or to have "Beneficial Ownership" of, any securities acquired in a bona fide firm commitment underwriting pursuant to an underwriting agreement with the Company or with HCI.

          "Book Value", when used with reference to Common Shares issued by any Person, shall mean the amount of equity of such Person applicable to each Common Share, determined (i) in accordance with generally accepted accounting principles in effect in the jurisdiction in which such Person is incorporated and on the date as of which such Book Value is to be determined, (ii) using all the consolidated assets and all the consolidated liabilities of such Person on the date as of which such Book Value is to be determined, except that no value shall be included in such assets for goodwill arising from consummation of a business combination, and (iii) after giving effect to (A) the exercise of all rights, options and warrants to purchase such Common Shares (other than the Rights or the HCI Rights), and the conversion of all securities convertible into such Common Shares, at an exercise or conversion price, per Common Share, which is less than such Book Value before giving effect to such exercise or conversion (whether or not exercisability or convertibility is conditioned upon occurrence of a future event), (B) all dividends and other distributions on the capital stock of such Person declared prior to the date as of which such Book Value is to be determined and to be paid or made after such date, and (C) any other agreement, arrangement or understanding (written or oral), or transaction or other action contemplated prior to the date as of which such Book Value is to be determined that would have the effect of thereafter reducing such Book Value.

          SECTION 1.02. Section 1 of the Rights Agreement is hereby amended, effective as of the date of this Amendment, by adding the text of the following definitions:


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          "Arrangement Agreement" shall mean the arrangement
agreement dated as of September 28, 1998, among Prime
Resources Group Inc., Homestake Canada Holdings Company, the
Company and HCI.

          "HCI" shall mean Homestake Canada Inc., an Ontario corporation.

          "HCI Exchangeable Shares" shall mean the Exchangeable Shares of HCI having the rights, privileges, restrictions and conditions substantially set forth in
Schedule 2 to the Arrangement Agreement.

          "HCI Rights" shall mean the rights to purchase HCI
Exchangeable Shares (or other securities) as provided in the HCI Rights Agreement.

          "HCI Rights Agreement" shall mean the Rights
Agreement dated as of December 3, 1998, between HCI and Montreal Trust Company of Canada, as Rights Agent, as amended from time to time.

          "Homestake Special Voting Stock" shall mean the
Special Voting Stock of the Company, par value $1.00, initially issued by the Company to and deposited with Montreal
Trust Company of Canada, as Trustee.


                          ARTICLE II

                         Miscellaneous

          SECTION 2.01. Except to the extent amended by or inconsistent with this Amendment No. 2, the Company and the Rights Agent hereby ratify and reconfirm the Rights Agreement in its entirety.

          SECTION 2.02. This Amendment No. 2 may be executed in any number of counterparts, each of which so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument.

          SECTION 2.03. THIS AMENDMENT NO. 2 SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAW OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE, PROVIDED, HOWEVER, THAT THE RIGHTS AND


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OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK.


          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the day and year first above written.


                             HOMESTAKE MINING COMPANY,

                               by
                                    /s/ Wayne Kirk
                                 ----------------------
                                 Name:  Wayne Kirk
                                 Title: Vice President


                             BANKBOSTON N.A.,
                             as Rights Agent,

                               by
                                    /s/ B. Puschendorf
                                --------------------------
                                Name:  Britta Puschendorf
                                Title: Sr. Acct. Manager